Exhibit 99.1

LINCOLN ELECTRIC TO PURCHASE GROUP ANNUITY CONTRACT FOR

RETIREE PENSION BENEFITS

Reduces U.S. Pension Plan Obligations by 47%

Cleveland, OH, Wednesday, August 19, 2015 – The Lincoln Electric Company (“Lincoln Electric,” “Company”), a subsidiary of Lincoln Electric Holdings, Inc. (NASDAQ: LECO), today announced that it has entered into an agreement to purchase a group annuity contract from The Principal Financial Group (“The Principal”) to settle $425 million of Lincoln Electric’s approximate $900 million in outstanding U.S. pension obligations. Under the agreement, The Principal will assume the obligation to pay future pension benefits starting November 1, 2015, for specified U.S. retirees and surviving beneficiaries who retired on or before June 1, 2015 and are currently receiving payments from Lincoln Electric’s U.S. Retirement Annuity Program (RAP).

Lincoln Electric has been committed to meeting its pension obligation responsibly. The Company has contributed $375 million to its pension plans over the last ten years and its U.S. pension plans are fully funded. The purchase of this group annuity contract allows the Company to secure pension benefits for its approximate 1,900 retirees, reduce volatility in pension costs and funding requirements, while maintaining a fully-funded plan for the remaining retiree obligations. The Principal was chosen by the RAP fiduciary with the advice of an independent expert after a rigorous evaluation process that reviewed several factors including financial strength, rating of the insurance company, plan administration and customer service capabilities.

The annuity purchase will not impact the monthly pension benefits Lincoln Electric retirees and surviving beneficiaries receive today. The group annuity contract includes an irrevocable commitment by The Principal to make annuity payments to affected retirees covered under the contract. Lincoln Electric is notifying by mail those individuals who are affected by the forthcoming change and will provide a customer service number to address any questions that affected retirees may have.

Once finalized, this annuity purchase is expected to reduce Lincoln Electric’s U.S. pension obligation by approximately $425 million, or 47 percent. The purchase will be funded by existing plan assets and requires no cash contribution. The Company expects to incur a non-cash pension settlement charge of approximately $132 million in the third quarter.

About The Principal Financial Group

The Principal Financial Group® (The Principal®)1 is a global investment management leader offering retirement services, insurance solutions and asset management. The Principal offers businesses, individuals and institutional clients a wide range of financial products and services, including retirement, asset management and insurance through its diverse family of financial services companies. Founded in 1879 and a member of the FORTUNE 500®, the Principal Financial Group has $539.9 billion in assets under management2 and serves some 20.1 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

[1]	“The Principal Financial Group” and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.
[2]	As of June 30, 2015.

About Lincoln Electric

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc welding systems, plasma and oxy-fuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 47 manufacturing locations, including operations and joint ventures in 19 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at www.lincolnelectric.com.

Forward Looking Statements

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic and market conditions; uncertainties inherent in regulatory reviews; and other factors that could affect the timing or the ability of the parties to close the transactions referenced in this release. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K.

Contacts

Lincoln Electric

Amanda Butler

Director, Investor Relations

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com

The Principal Financial Group

Jaime Naig

Tel: 515.247.0798

Email: naig.jaime@principal.com

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